UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):

February 18, 2011

Commission File Number	Exact Name of Registrant as Specified in Charter; State of Incorporation; Address and Telephone Number	IRS Employer Identification Number

1-14756	Ameren Corporation (Missouri Corporation) 1901 Chouteau Avenue St. Louis, Missouri 63103 (314) 621-3222	43-1723446

1-3672	Ameren Illinois Company (Illinois Corporation) 300 Liberty Street Peoria, Illinois 61602 (309) 677-5271	37-0211380

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	Other Events.

On February 18, 2011, Ameren Illinois Company (“AIC”) filed a request with the Illinois Commerce Commission (“ICC”) seeking approval to increase its electric delivery service rates by $60 million annually. The electric rate increase request is based on an 11.25 percent return on equity, a capital structure composed of 53 percent equity and an electric rate base of $1.997 billion.

Also on February 18, 2011, AIC filed a request with the ICC seeking approval to increase its natural gas delivery service rates by $51 million annually. The natural gas rate increase request is based on an 11 percent return on equity, a capital structure composed of 53 percent equity and a rate base of $978 million.

In an attempt to limit regulatory lag, AIC is using a projected future test year, 2012, as a basis for each of these rate requests. This test year includes higher costs than those incurred in 2010 and projected investments through 2012.

AIC is requesting a rider mechanism for its pension costs. This requested rider mechanism would allow AIC to recover or refund any difference between pension expense incurred and the amount allowed in rates annually subject to an annual reconciliation.

The ICC proceedings relating to the proposed electric and natural gas delivery service rate changes will take place over a period of up to 11 months and decisions by the ICC in such proceedings are required by January 2012. AIC cannot predict the level of any delivery service rate change the ICC may approve, when any rate change may go into effect, or whether any rate increase that may eventually be approved will be sufficient for AIC to recover its costs and earn a reasonable return on its investments when the increase goes into effect.

- - - - - - - - - - - - - - - - - - - -

This combined Form 8-K is being filed separately by Ameren Corporation and Ameren Illinois Company. Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, each registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized. The signature for each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

AMEREN CORPORATION
(Registrant)

/s/ Martin J. Lyons, Jr.
Martin J. Lyons, Jr. Senior Vice President and Chief Financial Officer

AMEREN ILLINOIS COMPANY
(Registrant)

/s/ Martin J. Lyons, Jr.
Martin J. Lyons, Jr. Senior Vice President and Chief Financial Officer

Date: February 18, 2011